Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Seacoast Banking Corporation of Florida of our report dated February 11, 2014, with respect to the consolidated financial statements of The BANKshares, Inc. as of December 31, 2013 and 2012 and the related statements of earnings, comprehensive income, shareholders’ equity and cash flows for the years then ended, and to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Hacker, Johnson & Smith PA

Orlando, Florida

June 6, 2014